EXHIBIT 99.1

FOR IMMEDIATE RELEASE

June 17, 2014	NYSE MKT: REI

RING ENERGY, INC. ANNOUNCES $30 MILLION

PRIVATE PLACEMENT OF COMMON STOCK

Company Also Establishes New Credit Facility

Midland, TX. June 17, 2014 – Ring Energy, Inc. (NYSE MKT: REI) (“Ring” or the “Company”) today announced it has entered into a definitive agreement with a group of institutional investors to issue 2,000,000 restricted shares of the Company’s common stock at a price of $15.00 per share for approximately $30 million in gross proceeds. The private offering is expected to close on or about June 17th, 2014, subject to customary closing conditions. The shares were placed by SunTrust Robinson Humphrey, Inc., acting as lead placement agent and Global Hunter Securities, LLC, acting as co-placement agent in the transaction. The shares of common stock offered and sold to the investors pursuant to the securities purchase agreement will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company also announced today it has entered into an agreement to establish a new senior secured revolving credit facility with SunTrust Robinson Humphrey, Inc. as the lead arranger. The new, five-year credit facility will have a maximum borrowing amount of $150,000,000 with an initial borrowing base of $40,000,000. The prior credit facility had a $25,000,000 borrowing base.

Ring’s CEO, Mr. Kelly Hoffman, commented, “With the receipt of these funds and the establishment of our new credit facility, we now have the resources at hand to step up our leasing activity and accelerate our current Permian development program by adding a third drilling rig in the late third quarter or early fourth quarter of this year. We will continue to aggressively seek and focus on acquisition opportunities that complement our existing properties and offer increased shareholder value through additional drilling locations and reserves.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Ring Energy nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2013, its Form 10-Q for the quarter ended March 31, 2014 and its other filings with the SEC.. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons, K M Financial, Inc.

(702) 489-4447